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ILLUMINA’S BOARD UNANIMOUSLY REJECTS

ROCHE’S UNSOLICITED TENDER OFFER AS INADEQUATE

Urges Stockholders Not to Tender Their Shares

Files 14D-9 with SEC Detailing Reasons for Board’s Recommendation

Hosts Conference Call for Investors at 5:00 PM ET

SAN DIEGO, CALIFORNIA – FEBRUARY 7, 2011 – Illumina, Inc. (NASDAQ:ILMN), a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function, today announced that its Board of Directors thoroughly reviewed Roche’s unsolicited tender offer with the assistance of its financial and legal advisors and unanimously determined that the $44.50 per share cash offer is grossly inadequate in multiple respects, dramatically undervalues Illumina and is contrary to the best interests of Illumina’s stockholders. Accordingly, the Board recommends that stockholders not tender any of their shares to Roche. The Company filed today a Schedule 14D-9 with the Securities and Exchange Commission (“SEC”) detailing the reasons for its rejection. The letter sent today by Illumina to the Chairman of Roche also appears below.

“It is the Board’s unanimous belief that Roche’s offer dramatically undervalues Illumina and fails to reflect the value of the Company’s unique leadership position and future growth prospects,” said Jay Flatley, President & Chief Executive Officer. “Illumina has established itself as the innovation and market leader in tools for genetic analysis, with a proven track record of profitability and outperformance, resulting in significant value creation. Our industry is nascent, with the promise and potential to experience extraordinary growth in the years ahead as genetic information becomes broadly applied beyond molecular biology research, and into medical diagnostics, reproductive health and cancer management. As the growth of this industry accelerates, Illumina is singularly positioned to expand its market leadership, and to deliver value to our stockholders that is far superior to Roche’s offer.”

The specific reasons Illumina’s Board recommends stockholders reject Roche’s offer, which are detailed in its 14D-9 filing, include:

1)	The Offer is Grossly Inadequate and Dramatically Undervalues Illumina’s Industry-Leading Position and Growth Opportunities

The Board believes that the Offer is grossly inadequate and dramatically undervalues Illumina because it does not reflect the underlying value of Illumina’s assets, operations and prospects, including its industry-leading position and growth opportunities.

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Illumina is the leader in developing and commercializing tools and services for genetic analysis with an unrivaled breadth and depth of technological platforms. The Board believes that Illumina has a robust and compelling product portfolio in the life sciences tools industry, with over 2,300 peer-reviewed sequencing-related publications and more than 8,000 peer-reviewed publications using Illumina technology. These publications underscore strong third-party validation of Illumina’s market-leading portfolio of nine platforms spanning next-generation sequencing, microarrays and related technologies, along with the associated consumables and informatics. This suite of powerful technologies has created one of the strongest brands in the life sciences tool sector. As evidence of this strength, today, Illumina enjoys a 60% share of the next-generation sequencing market, a rapidly growing segment in the life science tools industry. Globally, the Board believes that approximately 90% of the world’s sequencing output is produced on Illumina instruments. Illumina’s history and track record of commercially effective innovation – combining game-changing technology developments with rapid product introductions – is unparalleled.

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The industry as a whole and Illumina in particular have substantial growth opportunities. The Board believes that Illumina is singularly positioned in a nascent industry, which has the promise and potential to experience extraordinary growth in the years ahead as genetic information becomes broadly applied beyond molecular biology research and into medical diagnostics. The Board also believes that Illumina is positioned to continue to benefit significantly from positive trends in basic and translational research, as well as clinical and consumer demand for genomic information. Illumina is focused on capturing and realizing the significant, additional growth opportunities for sequencing in other markets, including molecular diagnostics, reproductive health, cancer management and industrial-end markets such as agricultural biotechnology, veterinary medicine and forensics. The Board believes that Illumina has developed a breadth and depth of platforms, capabilities and expertise that is poised to address the ever-expanding user base among these new markets. The Board is particularly optimistic about how platforms, such as HiSeq 2500 and MiSeq, and Illumina’s ongoing proprietary discovery and development efforts, will further diversify Illumina’s customer base and product applications and drive its entry into the clinical molecular diagnostics market.

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Illumina’s future prospects are underpinned by a robust pipeline of new products and services. The Board has a high degree of confidence in management’s ability to deliver significant growth in its business. This confidence is supported by Illumina routinely achieving or exceeding its goals over many years and through many business cycles. The future prospects are also underpinned by a robust line of new products and services, which the Board believes will create powerful new tools in the armaments of researchers and healthcare providers. Moreover, the Board believes that no other company in the sector has as compelling a track record as Illumina in consistently and continuously providing new breakthrough technologies to enable faster, more accurate, reliable and affordable genetic analysis instrumentation, consumables and services.

•

Illumina has a long and proven track record of performance. The Board believes that the standalone value to stockholders reflected in Illumina’s current business plan is far superior to the value offered to Illumina’s stockholders in the Offer. In this regard, the Board considered Illumina’s long and proven track record of delivering and creating value for its stockholders. Illumina has routinely delivered compelling results, achieving annual increases in revenue and EPS at compounded growth rates of approximately 42% and 26%, respectively, since 2006. Illumina has created significant value for its stockholders over the last five years (prior to Roche’s announcement of its unsolicited offer), generating an 84% return compared to a 9% decline in the S&P 500. Thus, the Board believes that Illumina’s business plan as an independent entity will deliver substantially greater value to its stockholders than would the Offer.

2)	The Timing of the Offer is Blatantly Opportunistic and Does Not Reflect Illumina’s Strong Platform of New Products and Pipeline

The Board believes that the timing of the Offer is opportunistic and disadvantageous to Illumina’s stockholders because, among other things:

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Roche timed its Offer opportunistically to capitalize on recent Share price dislocation. Over the past two years, Illumina delivered seven successive quarters of revenue growth, with its Share price reaching an all-time high of $79.40 as recently as July 2011. Roche first approached Illumina in November 2011, just weeks after Illumina announced third quarter 2011 results reflecting a softness in research funding, which the Board believes to be temporary, and when its Shares were trading near a two-year low due to a short-term dislocation in the stock price. As research funding stabilizes through 2012 and the application of sequencing continues to broaden, the Board believes that Illumina is poised to continue to deliver strong growth rates in Illumina’s existing markets. In addition, the Board believes that Illumina’s ongoing technology development efforts will give Illumina significant potential to accelerate growth further in the years ahead.

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Roche timed its Offer opportunistically to capture for itself the substantial growth opportunities inherent in Illumina’s strong platform of new products and pipeline. As Illumina continues to develop what it believes to be a significant pipeline of platforms and solutions for genetic analysis, the Board believes that Illumina will maintain and build on its record of achieving strong and diverse customer adoption. For example, Illumina’s MiSeq platform has the potential to deliver the power of Illumina’s sequencing technology to new users in a user-friendly package, while the recently announced HiSeq 2500 continues to enhance performance for users demanding the capability to sequence a human genome in a day. Illumina’s BaseSpace informatics solution lowers the information technology hurdles, further enabling increased adoption of sequencing technologies. Illumina’s product portfolio also includes microarray, PCR and mid-level multiplex analysis platforms and innovative reagent and software solutions that can be used by customers across the entire genetic analysis workflow. Illumina’s FastTrack service offering also provides an expanding customer base across the pharmaceuticals, biotechnology, clinical and consumer markets with access to genetic analysis technology. In addition, Illumina is developing proprietary clinical content for the eventual development of diagnostics in the oncology field, including in ovarian, gastric and colorectal cancers, as well as autoimmune diseases, genetic diseases and maternal fetal medicine. Finally, the leadership of Illumina’s platforms and its growth potential is further demonstrated by numerous partnerships with leading companies in the molecular diagnostics space, such as Sequenom, Foundation Medicine and others. The Board believes these proprietary diagnostics represent a sizeable long-term growth opportunity for Illumina.

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The Board believes that Illumina is on the verge of benefitting from its continuous significant investment in novel platforms and has a promising pipeline that will drive sustainable future growth and value in the near, medium and long term. To date, the Board believes that Illumina has delivered significant innovation, growth and, consequently, stockholder value. However, the Board also believes that Illumina is well-positioned to further benefit substantially from compelling market opportunities in genetic analysis and diagnostics given Illumina’s technology platforms, product pipeline, management team and proven culture of innovation.

3)	The Offer Fails to Capture Illumina’s Value as an Enabler of Personalized Healthcare

The Board believes that the Offer fails to recognize Illumina’s central role in enabling a forward-looking vision of personalized medicine and the value Illumina creates for various stakeholders involved in the delivery of healthcare globally. Genetic information and its clinical application are gaining increasing importance, proving central to the pharmaceutical discovery and development process. Likewise, genetic information is being employed in the discovery and development of novel biomarkers, companion diagnostics and clinical molecular diagnostics solutions. When coupled, these therapeutics and in-vitro diagnostics enable the delivery of personalized medicine, benefiting patients and healthcare providers, as well as the pharmaceutical, biotechnology and in-vitro diagnostics industries, among other stakeholders. The Board believes that Illumina’s technologies, products and services are catalysts and critical to driving the growing use of genetic information across healthcare.

4)	Roche’s Tactics Seek to Disadvantage Illumina’s Stockholders

The Board believes that Roche’s urgency in launching the Offer reflects its tactic to act upon the short-term dislocation in Illumina’s stock price. Purchaser’s $44.50 per Share proposal is $34.90 below Illumina’s 52-week high of $79.40. Thus, when the closing stock price was $37.69 on January 24, 2012, the Board believes that Roche acted to take advantage of Illumina’s depressed stock price levels in its attempt to transfer the significant future value of Illumina from its stockholders to Roche and its stockholders.

5)	The Offer Values Illumina at a Price Below Recent Trading Levels

The market price of Illumina’s stock has remained above the Offer price of $44.50 per Share since the public announcement of the Offer on January 25, 2012. The closing price per Share on the NASDAQ Global Select Market on February 6, 2012, the last trading day prior to the date of this Statement, was $51.97, which is 17% greater than the Offer price of $44.50 per Share.

6)	The Offer’s Conditions Create Significant Uncertainty and Risk

The Board believes that the numerous conditions set forth in the Offer create significant uncertainty and risk as to whether the Offer can be completed and the timing for completion. As described in “Item 2. Identity and Background of Filing Person – Tender Offer” above and in Annex A attached hereto, the Offer is subject to a litany of conditions, including, among others, the following conditions: (1) the Minimum Tender Condition, (2) the Rights Condition, (3) the Section 203 Condition, (4) conditions relating to the absence of any agreement of, or transaction by, Illumina that impairs Purchaser’s or Roche’s ability to acquire Illumina or otherwise diminishes the expected value to Roche of the acquisition of Illumina, (5) conditions relating to antitrust considerations in the United States and foreign jurisdictions, (6) conditions relating to the absence of litigation or other adverse actions, (7) conditions related to Exon-Florio, (8) conditions relating to the absence of material adverse effects on Roche and its subsidiaries, taken as a whole, or Illumina and its subsidiaries, taken as a whole, (9) conditions relating to the performance of market indices, (10) conditions relating to the absence of changes to the constituent documents of Illumina or any of its subsidiaries, (11) conditions relating to the absence of adverse effects on Illumina’s contracts and (12) conditions relating to certain changes in ownership of Illumina’s securities. The Board believes that the effect of these, and other numerous conditions, is that Illumina’s stockholders cannot be assured that Purchaser will be required to consummate the Offer. In addition, the Schedule TO provides that the conditions to the Offer are for the sole benefit of Roche, Purchaser and their affiliates and may be asserted by Purchaser or Roche in Purchaser’s sole discretion regardless of the circumstances (including any action or omission by Roche or Purchaser) giving rise to such conditions.

7)	Illumina Has Received Inadequacy Opinions from Its Financial Advisors

The Board considered the fact that, on February 7, 2012, each of Goldman, Sachs & Co. and BofA Merrill Lynch rendered an oral opinion to the Board, subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration proposed to be paid to the holders of Shares (other than Purchaser and its affiliates) pursuant to the Offer was inadequate from a financial point of view to such holders. The full texts of the written opinions of Goldman, Sachs & Co. and BofA Merrill Lynch, each dated February 7, 2012, which set forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion, are attached as Annexes B and C to Illumina’s 14D-9, respectively. Each of Goldman, Sachs & Co. and BofA Merrill Lynch provided its opinion for the information and assistance of the Board in connection with its consideration of the Offer. The opinions of Goldman, Sachs & Co. and BofA Merrill Lynch are not recommendations as to whether or not any holder of Shares should tender such Shares in connection with the Offer or any other matter.

The full text of Illumina’s 14D-9 filing is available on the SEC’s website, www.sec.gov and in the “Investor Relations” section of the Company’s website at www.illumina.com. “Purchaser” refers to CKH Acquisition Corporation, an indirect wholly owned subsidiary of Roche that, together with Roche, is making the unsolicited tender offer.

Following is a copy of the letter Illumina sent today to Roche’s Chairman:

Dr. Franz B. Humer

Chairman

Roche Holding Ltd.

CH-4070 Basel

Switzerland

Dear Franz:

Our Board of Directors, along with our financial and legal advisors, met on January 15 and again on January 17 to review and consider both Illumina’s strategic plan and Roche’s January 3 proposal to acquire Illumina for $40 per share in cash. We met again on February 2 to review Roche’s unsolicited tender offer to acquire Illumina for $44.50 per share in cash commenced on January 27, and again on February 7 to complete our review and finalize our recommendation.

After careful consideration, including a thorough review of the terms and conditions of Roche’s tender offer, our Board of Directors unanimously determined that Roche’s offer is grossly inadequate in multiple respects, dramatically undervalues Illumina, and is not in the best interests of Illumina’s stockholders. Our Board strongly believes that Illumina’s business plan as an independent entity will deliver value to our stockholders that is far superior to Roche’s offer.

Illumina has established itself as the innovation and market leader in tools for genetic analysis, with a proven track record of profitability and outperformance, resulting in significant value creation for our stockholders. Our industry is nascent, with the promise and potential to experience extraordinary growth in the years ahead as genetic information becomes broadly applied beyond molecular biology research, and into medical diagnostics, reproductive health and cancer management. As the growth of this industry accelerates, Illumina is singularly positioned not only to maintain but expand its market leadership, translating into tremendous opportunities for our stockholders, customers, healthcare providers and patients, and other key stakeholders.

Today, we enjoy a 60% share of the global next-generation sequencing market, and we also believe that approximately 90% of the world’s sequencing output is produced on Illumina instruments. Our market-leading services offering continues to benefit significantly from positive trends in basic and translational research, as well as clinical and consumer demand for genomic information. As research funding stabilizes through 2012 and the application of sequencing continues to broaden, Illumina is poised to continue to deliver strong growth rates in our existing businesses. In addition, our Board believes that Illumina’s ongoing technology and market development efforts will give us enormous potential to accelerate growth further in the years ahead.

As you know, the technologies developed by Illumina have been fundamental to the advances achieved over the past decade in understanding the human genome, as well as that of hundreds of other species. Illumina has delivered to the market the most compelling commercial product portfolio in the life science tools industry, with over 2,300 peer-reviewed sequencing-related publications and more than 8,000 peer-reviewed publications using Illumina technology. These publications underscore strong third party validation of our market-leading portfolio of nine platforms spanning next-generation sequencing, microarrays and related technologies along with the associated consumables and informatics. Illumina’s brand and franchise, uniformly recognized among researchers and customers alike, reflect a clear track record of delivering breakthrough systems, accompanied by industry-leading reliability and service.

Our history and track record of commercially effective innovation – combining game-changing technology developments with rapid product introductions – is unparalleled, and our current product portfolio, robust as it is, does not begin to fully reflect the value-creation potential of our research and development pipeline and the numerous ways in which we continue to push the envelope of genetic analysis scale and accessibility. Illumina is focused on capturing and realizing the significant, additional growth opportunities for sequencing in other markets, including molecular diagnostics, cancer management and industrial end markets such as agricultural biotechnology, veterinary medicine and forensics. We are particularly optimistic about how platforms like HiSeq 2500 and MiSeq, and our ongoing proprietary discovery and development efforts, will further diversify our customer base and product applications and drive our entry into the clinical molecular diagnostics market. Our continued investment in research and development promises to yield significant ongoing technology and product innovation with superior performance, increased utility and reliability, and greater ease of use, speed and affordability.

In addition, Illumina’s management team has routinely exceeded shareholder expectations and delivered compelling results, achieving annual increases in revenue and EPS at compounded growth rates of approximately 42% and 26%, respectively, since 2006. Our management team has a track record of solid execution, and of effectively seizing and defining new market opportunities by making sound, high-value investments in promising technologies.

In closing, our Board has noted your decision to opportunistically time your offer to a temporary dislocation in our stock price. Our Board is confident in Illumina’s strong prospects for continued and substantially greater value creation in the months and years ahead.

Against this backdrop – for all of these reasons and more – your proposal fails to compensate our stockholders for the intrinsic and scarcity value associated with Illumina’s unmatched leadership position.

The Board of Directors of Illumina has taken, and will continue to take, its fiduciary responsibility to stockholders extremely seriously. Our Board and Illumina management are fully committed to building, fostering and protecting Illumina’s value and to acting in the best interests of all our stockholders. At this juncture, we believe the only course of action consistent with those principles is to vigorously resist Roche’s blatantly opportunistic attempt to acquire Illumina at a grossly inadequate price. Furthermore, we continue to believe that our highly qualified, independent directors are better positioned to act in our stockholders’ interests than directors selected and compensated by you to advance your own strategic objectives at the expense of our stockholders.

Sincerely,

William H. Rastetter, Ph.D.
Chairman

Jay T. Flatley
President & CEO

cc: Board of Directors of Illumina

Goldman, Sachs & Co. and BofA Merrill Lynch are acting as financial advisors and Dewey & LeBoeuf LLP is acting as legal counsel to Illumina.

Conference Call & Webcast Details

Illumina will host a conference call to discuss the Board of Directors’ recommendation and the Company’s 4Q11 earnings results, beginning at 2:00 pm Pacific Time (5:00 pm Eastern Time) today, Tuesday, February 7, 2012. Interested parties may listen to the call by dialing 888-455-2265 (passcode: 8701498), or if outside North America, by dialing 719-457-2637 (passcode: 8701498). A slide presentation and live audio webcast will be available in the Investor Relations section of Illumina’s web site under the “Company” tab at www.illumina.com.

A replay of the conference call will be available from 5:00 pm Pacific Time (8:00 pm Eastern Time) on February 7, 2012 through February 14, 2012 by dialing 888-203-1112 (passcode: 8701498), or if outside North America, by dialing 719-457-0820 (passcode: 8701498).

About Illumina

Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for the analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

FORWARD-LOOKING STATEMENTS

This communication may contain statements that are forward-looking. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to develop and commercialize further our sequencing, BeadArray™, VeraCode®, Eco™, and consumables technologies and to deploy new sequencing, genotyping, gene expression, and diagnostics products and applications for our technology platforms, (ii) our ability to manufacture robust instrumentation and consumables, (iii) significant uncertainty concerning government and academic research funding worldwide as governments in the United States and Europe, in particular, focus on reducing fiscal deficits while at the same time confronting slowing economic growth, (iv) business disruptions associated with the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, and (v) other factors detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina undertakes no obligation, and does not intend, to update these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. In response to the tender offer commenced by CKH Acquisition Corporation, a wholly owned subsidiary of Roche Holding Ltd, Illumina has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of these documents, and other documents filed with the SEC by Illumina, from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

In addition, Illumina will file a proxy statement and a WHITE proxy card with the SEC. The definitive proxy statement will be mailed to security holders of Illumina. INVESTORS AND SECURITY HOLDERS OF ILLUMINA ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY (WHEN THEY BECOME AVAILABLE) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of these documents (when they become available) and other documents filed with the SEC by Illumina through the web site maintained by the SEC at http://www.sec.gov. Investors and security holders also will be able to obtain free copies of the proxy statement, and other documents filed with the SEC by Illumina, from Illumina by directing a request to Illumina, Inc., Attn: Investor Relations, Kevin Williams, MD, kwilliams@illumina.com.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Illumina and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with Illumina’s 2012 Annual Meeting of Stockholders under the rules of the SEC. Security holders may obtain information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of Illumina’s directors and executive officers in (i) Illumina’s Annual Report on Form 10-K for the year ended January 2, 2011, which was filed with the SEC on February 28, 2011, and (ii) Illumina’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2011. To the extent that Illumina’s directors’ and executive officers’ holdings of Illumina’s securities have changed from the amounts printed in the proxy statement for the 2011 Annual Meeting of Stockholders, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

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Investors:

Kevin Williams, MD

Illumina

858-332-4989

Innisfree M&A Incorporated

Scott Winter

212-750-5833

Media:

Matt Benson

Sard Verbinnen & Co

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Cassandra Bujarski

Sard Verbinnen & Co

310-201-2040